Exhibit 3.1
FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF EDUCATION MANAGEMENT CORPORATION
Pursuant to Section 1915 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), relating to business corporations and in compliance with the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend and restate its articles, hereby states that:
1. The name of the Corporation is: EDUCATION MANAGEMENT CORPORATION.
2. The Corporation was originally incorporated under the Pennsylvania Business Corporation Law of 1933. The date of incorporation of the Corporation is May 16, 1962.
3. The amendments shall be effective upon the filing of these Amended and Restated Articles of Incorporation with the Department of State.
4. The amendments were adopted by the shareholders pursuant to Section 1914(a) of the PBCL.
5. These Amended and Restated Articles of Incorporation shall supersede the original articles of incorporation, as amended and restated, and all amendments thereto.
6. The Amended and Restated Articles of Incorporation adopted by the Corporation, set forth in full, read as follows:
ONE: The name of the Corporation is: EDUCATION MANAGEMENT CORPORATION (the “Corporation”).
TWO: The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 210 Sixth Avenue, Pittsburgh, PA 15222.
THREE: The Corporation is incorporated under the provisions of the PBCL.
FOUR: The term for which the Corporation is to exist is perpetual.
FIVE:
     A. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is                                          (                     ) shares, as follows:
          (i)                                          (                     ) shares of Common Stock, with a par value of one cent ($.01) per share. Except for and subject to those rights as may be expressly granted to the holders of Preferred Stock pursuant to the authority vested by these Amended and Restated Articles of Incorporation in the Board of Directors of the Corporation, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of Common Stock shall have exclusively all rights of shareholders.
          (ii)                                                               (                    ) shares of Preferred Stock, with a par value of one cent ($.01) per share.
     B. Preferred Stock. Authority is hereby expressly vested in the Board of Directors of the Corporation at any time and from time to time by resolution to divide into and issue the Preferred Stock in one or more classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, powers, preferences, limitations and/or other special rights, in each case, if any, of the shares of any class or series, and to increase or decrease the number of shares of any such class or series to the full extent now or hereafter permitted by the PBCL.
     C. Uncertificated Shares. Any or all classes and series of shares of the Corporation, or any part thereof, may be uncertificated shares to the extent determined by the Board of Directors, except that this paragraph C shall not apply to shares represented by a certificate that is issued and outstanding until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.
SIX:
     A. Board of Directors. The directors of the Corporation shall be divided into three classes: Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The initial Class I, II, and III directors shall be those elected and designated to serve as such directors concurrently with the shareholder approval of these Amended and Restated Articles of Incorporation by written consent dated as of                     ,                     (the “Shareholders Action”). Such Class I directors shall hold office for a term to expire at the first annual meeting of the shareholders after the Shareholders Action; such Class II directors shall hold office for a term to expire at the second annual meeting of the shareholders after the Shareholders Action; and such Class III directors shall hold office for a term to expire at the third annual meeting of the shareholders after the Shareholders Action, and, in the case of each class, until their respective successors are duly elected and qualified. At each annual election the directors elected to succeed those whose terms expire shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the shareholders after their election, and until their respective successors are duly elected and qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class and until his successor is duly elected and qualified. Subject to any applicable provisions set forth in the Bylaws of the Corporation, as amended (the “Bylaws”) and the rights of holders of any series of

Preferred Stock then outstanding, in the case of any increase in the number of directors of the Corporation, the additional director or directors shall be filled by the affirmative vote of a majority of the remaining members of the Board of Directors. No decrease in the number of directors of the Corporation shall shorten the term of any incumbent director.
     B. Certain Board Matters. The entire Board of Directors, or any class of the Board of Directors, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon only for cause. In case the Board of Directors or a class of the Board of Directors or any one or more directors are so removed, new directors may be elected at the same meeting, subject to any applicable provisions set forth in the Bylaws. The repeal of a provision of these Amended and Restated Articles of Incorporation or the Bylaws, prohibiting, or the addition of a provision to these Amended and Restated Articles of Incorporation or the Bylaws permitting, the removal by the shareholders of the Board of Directors, a class of the Board of Directors or a director without assigning any cause shall not apply to any incumbent director during the balance of the term for which he was elected.
SEVEN: The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.
EIGHT: Subchapters E, F, G, H, I, and J of Chapter 25 and Section 2538 of the PBCL shall not be applicable to the Corporation.
NINE: The Board of Directors is authorized to adopt, amend or repeal any term or provision of the Bylaws of the Corporation by a vote of a majority of its members, subject always to the power of the shareholders to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of the holders of at least two-thirds combined voting power of all outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Board of Directors of the Corporation (the “Voting Power”), voting together as a single class.
TEN: In addition to the requirements of law, and the other provisions of these Amended and Restated Articles of Incorporation, as amended, the affirmative vote of two thirds of the Voting Power, voting together as a single class, shall be required to delete, amend or supplement any term or provision of this Article Ten, Articles Four, Six, Seven, Eight, Nine, Eleven, Twelve, Thirteen, and Fourteen or paragraph B of Article Five hereof.
ELEVEN: As long as GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmBH & Co. KG, GS Capital Partners V Institutional, L.P., Providence Equity Partners V L.P., Providence Equity Partners V-A L.P., Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P., Leeds Equity Partners IV, L.P., and their respective affiliates (collectively, the “Sponsors”) collectively own 50.0% or more of the outstanding shares of Common Stock of the Corporation, then any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If the Sponsors collectively own less than 50.0% of the outstanding shares of Common Stock of the Corporation, then no action may be authorized by the shareholders without a meeting by consent except for the unanimous consent of all holders of Common Stock of the Corporation.
TWELVE: Special meetings of the shareholders may only be called by those persons so authorized in the Bylaws, and the shareholders shall not be entitled to call special meetings of the shareholders; provided, that, if the Sponsors collectively own 50.0% or more of the outstanding shares of Common Stock of the Corporation, then special meetings of the shareholders also may be called by holders of no less than 25.0% of the outstanding shares of Common Stock of the Corporation.
THIRTEEN:
     A. Mandatory Indemnification of Directors and Officers.
          (i) The Corporation shall promptly indemnify, to the fullest extent now or hereafter permitted by law or Section A(ii) of this Article Thirteen, each director or officer (including each former director or officer) (hereafter, an “indemnitee”) of the Corporation who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the Corporation (hereafter, a “proceeding”), by reason of the fact that the indemnitee is or was an authorized representative of the Corporation, against all expenses (including attorneys’ fees, disbursements and other charges), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding.
          (ii) Indemnification pursuant to this Section A of Article Thirteen shall include, but shall not be limited to, cases in which indemnification is permitted pursuant to the provisions of Chapter 17, Subchapter D, of the PBCL. Indemnification pursuant to this Section A of Article Thirteen shall be made in every case described in Section A(i) hereof except:
               (a) in connection with a proceeding (or any claim, issue or matter therein or any part thereof) initiated by the indemnitee, unless such initiation was authorized by the Board of Directors of the Corporation; or
               (b) with respect to any act that is established, by a final, unappealable adjudication adverse to the indemnitee, as having been material to the cause of action so adjudicated and as having constituted either willful misconduct or recklessness; or
               (c) with respect to any benefit or advantage gained by the indemnitee to which the indemnitee was not legally entitled; or
               (d) in connection with a proceeding by or for the benefit of the Corporation to recover any profit pursuant to the provisions of Section 16(b) of the Securities

Exchange Act of 1934 and regulations thereunder or similar provisions of any applicable state law; or
               (e) to the extent that the indemnitee actually receives payment under any policy of insurance or is otherwise reimbursed.
          (iii) Notwithstanding the foregoing provisions of this Section A of this Article Thirteen, to the extent that an indemnitee is successful on the merits or otherwise in defense of any proceeding or any part thereof or in defense of any claim, issue or matter therein, including but not limited to obtaining a dismissal without prejudice or a settlement without admission of liability, the indemnitee shall be promptly indemnified by the Corporation against expenses (including attorneys’ fees, disbursements and other charges) actually and reasonably incurred by the indemnitee in connection therewith.
          (iv) The right of indemnification pursuant to this Section A of this Article Thirteen is conferred in order to attract and retain the services of highly qualified directors and officers and to encourage them to make corporate decisions without fear of strike suits and legal harassment. Indemnification pursuant to this Section A of this Article Thirteen is therefore declared to be consistent with the fiduciary duty of the Corporation’s Board of Directors. Except as specifically provided in this Section A of this Article Thirteen, such indemnification shall be made by the Corporation without any requirement that any determination be made or any action be taken by the Board of Directors, shareholders, or legal counsel. A failure of the Board of Directors, shareholders, or legal counsel to make a determination or take action favorable to the claim of an indemnitee for indemnification pursuant to this Section A of this Article Thirteen, or the making of a determination or taking of action adverse to such a claim, shall not preclude indemnification under this Article Thirteen or create any presumption that the indemnitee is not entitled to such indemnification.
     B. Mandatory Advancement of Expenses to Directors and Officers. The Corporation shall promptly pay all expenses (including attorneys’ fees, disbursements and other charges) actually and reasonably incurred by an indemnitee in defending or appearing in any proceeding described in Section A of this Article Thirteen in advance of the final disposition of such proceeding upon receipt of (i) an undertaking by or on behalf of the indemnitee to repay all amounts advanced if it is ultimately specifically determined by a final, unappealable adjudication that the indemnitee is not entitled to be indemnified by the Corporation and (ii) an irrevocable assignment to the Corporation of all payments to which the indemnitee may be or become entitled, under any policy of insurance or otherwise, in reimbursement of any such expenses paid by the Corporation pursuant to this Section B of this Article Thirteen. Notwithstanding the foregoing, no advance payment shall be made by the Corporation pursuant to this Section B of this Article Thirteen if the Board of Directors reasonably and promptly determines by a majority vote of the directors who are not parties to the proceeding that, based upon the facts known to the Board of Directors at the time the determination is made, the matter is of the kind described in Section A(ii)(a) or Section A(ii)(d) of this Article Thirteen or the indemnitee’s actions were of the kind described in Section A(ii)(b) or Section A(ii)(c) of this Article Thirteen.

     C. Permissive Indemnification and Advancement of Expenses. The Corporation may, as determined by the Board of Directors from time to time:
          (i) indemnify, to the fullest extent permitted by Section A of this Article Thirteen, any other person who was or is made a party to or required to appear in, or is threatened to be made a party to or required to appear in, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that such person is or was an authorized representative of the Corporation, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, against all expenses (including attorneys’ fees, disbursements and other charges), judgments, fines (including excise taxes and penalties), and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, with the same effect as though such person were an “indemnitee” as defined in Section A of this Article Thirteen; and
          (ii) pay expenses incurred by any such other person by reason of his or her participation in any such proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation and to repay all amounts advanced for which he or she is reimbursed under any policy of insurance or otherwise, with the same effect as though such person were an “indemnitee” as defined in Section A of this Article Thirteen.
     D. Enforcement. If the Corporation refuses or fails to make any payment to an indemnitee required by this Article Thirteen, the indemnitee shall be promptly indemnified by the Corporation against expenses (including attorneys’ fees, disbursements and other charges) actually and reasonably incurred by the indemnitee in connection with the successful establishment of his or her right to indemnification or advancement of expenses, in whole or in part, in an action in a court of competent jurisdiction.
     E. General. Each director or officer of the Corporation shall be deemed to act in such capacity in reliance upon such rights of indemnification and advancement of expenses as are provided in this Article Thirteen. The rights of indemnification and advancement of expenses provided by this Article Thirteen shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, statute or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be an authorized representative of the Corporation and shall inure to the benefit of the heirs and personal representatives of such person. Indemnification and advancement of expenses under this Article Thirteen shall be provided whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Corporation. Any repeal or modification of this Article Thirteen shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article Thirteen.
     F. Definition of Corporation. For the purposes of this Article Thirteen, references to “the Corporation” shall include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that (i) any person who is or was an authorized representative of a constituent, surviving or new corporation shall stand in the same position under the provisions of this Article Thirteen with respect to the surviving or new corporation as such person would if he or she had served the surviving or new corporation in the same capacity and (ii) any person who is or was an authorized representative of the Corporation shall stand in the same position under the provisions of this Article Thirteen with respect to the surviving or new corporation as such person would with respect to the Corporation if its separate existence had continued.
     G. Definition of Authorized Representative. For the purposes of this Article Thirteen, the term “authorized representative” shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any direct or indirect subsidiary of the Corporation, or a person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Corporation.
     H. Savings Clause. If a court of competent jurisdiction determines that any provision of this Article Thirteen requires the Corporation to take an action that would violate applicable law, such provision shall be limited or modified in its application to such action to the minimum extent necessary to avoid such violation of law, and, as so limited or modified, such provision and the balance of this Article Thirteen shall be enforceable in accordance with their terms to the fullest extent permitted by applicable law, including but not limited to, the PBCL.
     I. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was an authorized representative of the Corporation, against any liability asserted against or incurred by such person in any such capacity, or arising out of the status of such person as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Thirteen.
     J. Funding to Meet Indemnification Obligations. The Board of Directors, without approval of the shareholders, shall have the power to borrow money on behalf of the Corporation, including the power to pledge the assets of the Corporation, from time to time to discharge the Corporation’s obligations with respect to indemnification, the advancement and reimbursement of expenses, and the purchase and maintenance of insurance referred to in this Article Thirteen. The Corporation may, in lieu of or in addition to the purchase and maintenance of insurance referred to in Section I of this Article Thirteen, establish and maintain a fund of any nature or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to this Article Thirteen or otherwise.
FOURTEEN:
     A. Limitation of Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the PBCL or any successor statute as in effect at the time of the alleged action or failure to take action by such director.
     B. Preservation of Rights. Any repeal or modification of this Article Fourteen shall not adversely affect any right or protection existing at the time of such repeal or modification to which any director or former director may be entitled under this Article Fourteen. The rights conferred by this Article Fourteen shall continue as to any person who has ceased to be a director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of any director or former director.
FIFTEEN: To the fullest extent permitted by PBCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Sponsors or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Fifteen. Neither the alteration, amendment or repeal of this Article Fifteen shall eliminate or reduce the effect of this Article Fifteen in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Fifteen, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
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     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer thereof this ___ day of                                         ,                     .

EDUCATION MANAGEMENT CORPORATION
By:
Name:
Title: